Exhibit 1.01

Conflict Minerals Report of American Eagle Outfitters, Inc.

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of American Eagle Outfitters, Inc. (“the Company”) for calendar year 2014 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). The intent of this Conflict Minerals Report (“CMR”) is to describe the Company’s due diligence process following Rule 13p-1 requirements. This CMR has not been subject to an independent private sector audit.

1.	Design of Due Diligence Measures

The Company’s due diligence process is based on the Organization for Economic Cooperation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements. The Company engaged Source Intelligence (“SI”), a third-party information management service provider, to design and implement the diligence activities regarding our minerals supply chain.

2.	Due Diligence Measures Implemented

The Company took the following Due Diligence measures:

Adopt a conflict minerals policy

The Company’s conflict minerals policy is publicly available at http://betterworld.ae.com/. It states:

POLICY ON CONFLICT MINERALS LAW COMPLIANCE

I. SCOPE

This policy applies to all American Eagle Outfitters, Inc. (“AEO”) suppliers of branded and co-branded products.

II. BACKGROUND

AEO is committed to ensuring that metals and other minerals contained in its branded and co-branded products are obtained, produced and used in an environmentally and socially responsible manner.

Under the “conflict minerals” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, AEO is required to conduct due diligence regarding its use of four metals: gold, columbite-tantalite (tantalum), cassiterite (tin) and wolframite (tungsten) (collectively, the “Conflict Minerals”) and whether those Conflict Minerals originated in the Democratic Republic of the Congo or adjoining countries1 (collectively, the “Covered Countries.”) The goal of these regulations is to end the violent conflict in the region which has been partially financed by the exploitation and trade of Conflict Minerals originating in the Covered Countries. As a publicly traded company, AEO is required to request certain information from its suppliers and report on its inquiries and due diligence to the U.S. Securities and Exchange Commission.

[1]	Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia

III. POLICY

Each AEO Supplier will be required to provide information each year regarding the origin of any Conflict Minerals that are necessary to the functionality or production of AEO products. This inquiry should be reasonably designed to determine whether any such minerals originated in the Covered Countries or are from recycled or scrap sources. The required information will be collected by AEO via a survey, which will be facilitated by a third party company.

Verification efforts will be led by AEO and/or a designated third party company who will also be available to assist suppliers in their efforts to ensure that AEO products are Conflict Minerals Free.

AEO does not ban the use of minerals that originate in the Covered Countries. However, suppliers must be able to show proof that the minerals can be traced back to registered conflict-free smelters.

In the event that our suppliers have a reason to believe that Conflict Minerals used in AEO products may have originated in the Covered Countries, we will assist in performing due diligence on our supply chain in a manner consistent with the guidance issued by the Organization for Economic Cooperation and Development (“OECD”) to ensure that they are Conflict Minerals Free. For more information on the OECD guidelines, please visit http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.

Assemble an internal team to support supply chain due diligence

The management of our Conflict Minerals policy lies within our Responsible Sourcing department, which reports into our External Engagement & Social Responsibility and Production departments. The Responsible Sourcing team worked closely with SI to design and implement the diligence activities respecting our minerals supply chain. Additional oversight and input was provided by our Conflict Minerals cross-functional team, which includes representatives from Corporate Governance, Finance, Investor Relations, Legal, Risk Management, Supply Chain and Social Responsibility departments.

Establish a system of controls and transparency over the mineral supply chain

To provide transparency within the Company’s mineral supply chains and to facilitate communication of policies and expectations, the Company engaged SI to complement internal management processes. SI’s online system is used to identify suppliers in our mineral supply chains and the relationships between them, collect, store and review information on 3TG mineral sourcing practices, track information on smelters and refiners (“SORs”), and flag risks based on SOR sourcing practices. This system utilized the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Due Diligence Template (“EICC-GeSI Template”) for data collection. This system is designed to allow collection and housing of data on supply chain circumstances, which can be updated to reflect changing realities within the supply chain, such as new customer-supplier relationships, new products, etc.

SI helped us to engage with our manufacturing suppliers as part of its conflict minerals management system. Engagement consisted of multiple communication outreaches to educate suppliers on our expectations for sourcing and conflict minerals policy, and the SEC Rule 13p-1 rule requirements.

Supplier engagement followed these steps:

•	An introduction email was sent to Tier 1 suppliers describing the compliance requirements and requesting conflict minerals information.

•	After initial introductions to the program and information requests, additional follow-up emails were sent to each non-responsive supplier requesting survey completion.

•	Suppliers who remained non-responsive to email reminders were contacted by telephone to try and determine the reason for the delay and to provide further assistance for completing the request.

Suppliers were provided various avenues to obtain additional information and guidance regarding our conflict minerals compliance program, including an online supplier education portal and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing the information request. Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG minerals, as well as the origin of those materials. Additional supplier confirmation was requested as needed to address issues including implausible statements regarding no presence of 3TG minerals, incomplete data on EICC-GeSI reporting templates, responses that did not identify smelters or refiners, responses which indicated sourcing location without complete supporting information from the supply chain, and organizations that were identified as smelter or refiners, but not verified as such through further analysis and research.

A total of 195 suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted as part of the “reasonable country of origin inquiry” (“RCOI”) process. The survey response rate among these suppliers was 85%. Of these responding suppliers, 12% responded yes as to having one or more of the 3TG minerals as necessary to the functionality or production of the products they supply to the Company. The Company has not received sufficient additional information from the responding suppliers to determine the origin of all of their 3TG minerals. We will continue our due diligence efforts in this regard.

In 2014, we also required in-scope vendors to report on 3TG findings on a product-specific level, versus a company-level.

Engage with SORs to obtain mine of origin and transit routes and assess whether SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

SORs were matched against available lists of processors that have been certified by internationally-recognized industry validation schemes, such as the Conflict-Free Sourcing Initiative (“CFSI”) Conflict-Free Smelter Program, the London Bullion Market Association (“LBMA”) Good Delivery Program and the Responsible Jewelry Council (“RJC”) Chain-of-Custody Certification. Suppliers and products associated with certified SORs were assumed to be meeting the OECD Guidance due diligence standards and responsibly sourcing their materials.

Set forth below is the list of certified conflict free SORs identified in our supply chain so far and their country of origin.

SOR / Facility Name	Conflict Free Status[2]	Countries of Origin
Gold
Asahi Pretec Corporation	CFSI - Gold, LBMA	Argentina, Australia, Brazil, Canada, Chile, Guinea, Hong Kong, Japan, Mexico, Papua New Guinea, Peru, Recycle/Scrap, Singapore, United States

[2]	Conflict free certification information is current as of April 30th, 2015

Chimet S.p.A.	CFSI - Gold, LBMA	Australia, Italy, Mexico, Recycle/Scrap
Heraeus Precious Metals GmbH & Co. KG	CFSI - Gold, LBMA	Australia, Bolivia, Chile, China, Germany, Hong Kong, Jersey, Malaysia, Peru, Switzerland, United States
Istanbul Gold Refinery	CFSI - Gold, LBMA	Turkey
LS-NIKKO Copper Inc.	CFSI - Gold, LBMA	Australia, Chile, Indonesia, Kazakhstan, Brazil, Hong Kong, India, Japan, South Korea, Peru, Singapore, South Africa, United States
Metalor Technologies SA	CFSI - Gold, LBMA, RJC	Canada, China, Hong Kong, Sweden, Switzerland, United Kingdom, United States
Metalor USA Refining Corporation	CFSI - Gold, LBMA, RJC	Canada, China, Mexico, Switzerland, United States
Mitsubishi Materials Corporation	CFSI - Gold	Argentina, Australia, Canada, Chile, Indonesia, Papua New Guinea, Peru
Nadir Metal Rafineri San. Ve Tic. A.Ş.	CFSI - Gold, LBMA	Saudi Arabia, Turkey, United Arab Emirates
Ohio Precious Metals, LLC	CFSI - Gold, LBMA	Brazil, Hong Kong, Indonesia, Japan, Kazakhstan, Philippines, Russia, United States
Royal Canadian Mint	CFSI - Gold, LBMA	Canada, Chile, Germany, Guyana, Japan, Mexico, Peru, Suriname, Switzerland
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CFSI - Gold, LBMA	China, Japan, United States
Tanaka Kikinzoku Kogyo K.K.	CFSI - Gold, LBMA	Australia, Belgium, Canada, Chile, China, Hong Kong, Japan, Malaysia, Mexico, Singapore, South Africa, Switzerland, United Kingdom, United States, Uzbekistan
Umicore Brasil Ltda	CFSI - Gold, LBMA	Brazil, Japan
Tin
Alpha	CFSI - Tin	Chile, China, Jersey, Peru, Recycle/Scrap, Spain, Taiwan, Thailand, United States
CNMC (Guangxi) PGMA Co. Ltd.	N/A	China
Cooper Santa	CFSI-Active - Tin	Australia, Brazil, Peru
CV United Smelting	CFSI - Tin	China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Peru

Empresa Metallurgica Vinto	CFSI - Tin	Bolivia, Brazil, Canada, China, Indonesia, Malaysia, Peru, DRC- Congo (Kinshasa), Germany, Russia
Gejiu Non-Ferrous Metal Processing Co. Ltd.	CFSI - Tin	Bolivia, Brazil, Canada, China, Indonesia, Japan, Peru
Jiangxi Nanshan	N/A	Bolivia, China
Malaysia Smelting Corporation (MSC)	CFSI - Tin	Australia, Bolivia, Brazil, Canada, Chile, China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Niger, Nigeria, Peru, Portugal, Rwanda, Spain, Switzerland, Thailand
Melt Metais e Ligas S/A	CFSI - Tin	Brazil
Metallo Chimique	CFSI - Tin	Belgium, China, DRC- Congo (Kinshasa), Malaysia, Peru, Russia, Thailand
Mineração Taboca S.A.	CFSI - Tin	Brazil, Thailand
Minsur	CFSI - Tin	Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Indonesia, Malaysia, Peru, Rwanda, Switzerland, Thailand, United States
Operaciones Metalurgical S.A.	CFSI - Tin	Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Peru, Philippines, Russia, Thailand
PT Koba Tin	N/A	Bolivia, Brazil, Canada, China, Indonesia, Japan, Malaysia, Peru, Portugal, Recycle/Scrap, Russia, Spain, Taiwan, Thailand
PT Tambang Timah	CFSI - Tin	Brazil, Canada, Chile, China, France, Indonesia, Malaysia, Peru, Thailand, United States
PT Timah (Persero), Tbk	CFSI - Tin	Bolivia, Brazil, Canada, China, Indonesia, Malaysia, Peru, DRC- Congo (Kinshasa), India, Thailand
Thaisarco	CFSI - Tin	Australia, Bolivia, Brazil, Canada, Chile, China, DRC- Congo (Kinshasa), Indonesia, Japan, Malaysia, Morocco, Myanmar, Peru, Poland, Portugal, Rwanda, Thailand
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CFSI-Active - Tin	China, Recycle/Scrap

Yunnan Tin Company Limited	CFSI - Tin	Angola, Australia, Belgium, Bolivia, Brazil, Canada, China, DRC- Congo (Kinshasa), Ethiopia, Germany, Hong Kong, Indonesia, Malaysia, Peru
Tungsten
None	N/A	N/A
Tantalum
None	N/A	N/A

Report findings to senior management

All supply chain assessment findings are reported to senior management with details on all remediation steps taken by the associated supplier of the Company.

Devise and adopt a risk management plan

In addition to the system of controls previously described in this report, we have put in place several other procedures to help mitigate the risk of Conflict Minerals entering our supply chain. First, our Conflict Minerals policy is listed in our Corporate Vendor Manual, which our suppliers agree to adhere to when they sign our master purchase agreement. The master purchase agreement is required of each supplier before any production can begin. The Corporate Vendor Manual is available to our suppliers through our Tradestone sourcing system and is updated on a semi-annual basis.

Our suppliers will be further reminded of this policy through emails from the Company and through the suppliers’ interaction with SI.

In the event that our suppliers report that 3TG minerals used in AEO products have been sourced in the DRC or surrounding areas, we will work with the suppliers to ensure that the minerals are sourced from registered conflict free smelters or the minerals are eliminated from use.

3.	Steps to Improve Due Diligence

The Company will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Increase the response rate for its RCOI process;

•	Expand upon our 2014 product-level efforts by utilizing internal IT systems to report on all in-scope styles individually;

•	Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion;

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict-Free Smelter program; and

•	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the CFSI’s Conflict-Free Smelter Program.

4.	Product Determination

Based upon its RCOI and due diligence efforts, the Company has been unable to determine the origin of all of the 3TG minerals used in its products.